Investor Contact:	Media Contact:
Dan Ferry	Sarah O’Connell
daniel@lifesciadvisors.com	soconnell@vergescientific.com
Genocea Initiates Restructuring and Announces Plan to Explore Strategic Alternatives
CAMBRIDGE, Mass., April 28, 2022 - Genocea Biosciences, Inc. (Nasdaq: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, today announced that it has initiated a process to explore a range of strategic alternatives to maximize shareholder value and has engaged professional advisors, including an investment bank to act as a strategic advisor for this process. Strategic alternatives that will be evaluated include the sale of all or part of the Company, merger or reverse merger.
As we pursue strategic alternatives, the Company has put into place a restructuring plan which includes an approximate 65% reduction in workforce in the second quarter of 2022. In light of these developments, the Company is reviewing its clinical and research programs to determine an appropriate course of action.
About Genocea Biosciences, Inc.
Genocea’s mission is to identify the right tumor targets to develop life-changing immunotherapies for people suffering from cancer. Our proprietary ATLAS™ platform can comprehensively profile each patient’s T cell responses to potential targets, or antigens, on that patient’s tumor. ATLAS zeroes in on both antigens that activate anti-tumor T cell responses and inhibitory antigens, InhibigensTM, that drive pro-tumor immune responses.
We are conducting a Phase 1/2a clinical trial for GEN-011, our investigational adoptive T cell therapy comprising neoantigen-targeted peripheral cells. We continue to monitor patients in our phase 1/2a clinical trial for GEN-009, our investigational neoantigen vaccine.
In addition to our two clinical programs, we are conducting research in several areas where we believe ATLAS could be a key tool in optimizing antigen selection for therapies across a number of diseases. To learn more, please visit https://www.genocea.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including the size, timing and impact of Genocea’s workforce reduction and related activities and our plans and expectations regarding our strategic alternative review process and the timing of such process. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. These factors include, but are not limited to, risks related to our substantial dependence on GEN-011 where any failure to successfully develop GEN-011, or any significant delays in doing so, will have a material adverse effect on Genocea; the potential failure of GEN-011, which is in an early stage of clinical development; potential delays in enrolling patients in the GEN-011 study; our ability to obtain or protect intellectual property rights related to our product candidates; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; our need for additional financing and the risks listed under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.